Exhibit 10.1

FIRST AMENDMENT OF LEASE

AGREEMENT, dated this 6th day of September, 2005, between SAGE REALTY CORPORATION, a New York corporation having an office at 777 Third Avenue, New York, New York 10017, as agent for the owner of the building hereinafter mentioned (“Landlord”), and MEDALLION FINANCIAL CORP., a Delaware corporation, qualified to conduct business in New York State, having an office at 437 Madison Avenue, New York, New York 10022 (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant are parties to an Indenture of Lease, dated as of October 31, 1997 (the “Lease”), pursuant to which Landlord leased to Tenant and Tenant hired from Landlord, the entire 38th floor (the “Demised Premises”) in the building known as 437 Madison Avenue, New York, New York (the “Building”); and

WHEREAS, Landlord and Tenant desire to amend the Lease to provide, among other things, for an extension of the term of the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. All capitalized terms used herein shall have the same meaning ascribed to them in the Lease, unless otherwise herein indicated, or unless the context hereof shall otherwise require.

2. Effective as of the date hereof, the Term of the Lease is hereby extended to June 30, 2016. Said date shall hereafter be deemed the “Expiration Date” for all purposes under the Lease.

3A. As of July 1, 2006, Section 3.01 of the Lease shall be amended to provide that the annual rate of Fixed Rent payable with respect to the Demised Premises shall be (i) $910,875.00 per annum during the period commencing on July 1, 2006 and continuing through June 30, 2011 and (ii) $962,925.00 per annum during the period commencing on July 1, 2011 and continuing through the balance of the Term, as extended hereby.

B. Anything herein to the contrary notwithstanding, provided the Lease shall be in full force and effect and Tenant shall not be in default thereunder beyond any applicable notice and grace periods, the Fixed Rent shall abate as follows: (i) at the rate of $12,651.04 per month for the period commencing on July 1, 2006 and ending on June 30, 2008.

4. As of the July 1, 2006, for purposes of determining additional rent attributable to the Demised Premises, subparagraphs (a), (f) and (g) of Section 3.04 of the Lease shall be amended to read as follows:

(a)	The term “Base Tax Year” as hereinafter set forth for the determination of real estate tax escalation shall mean the period commencing on July 1, 2005 and ending on June 30, 2006.

(f)	The term “Base Wage Rate” shall mean the Wage Rate in effect on January 1, 2006.

(g)	The term “Wage Rate Factor” shall mean 17,350.

5. As of the date hereof the Lease shall be amended as follows:

A. By deleting the name “Marine Midland Bank, N.A.” as set forth in Section 1.01(g) and inserting the name “Citibank N.A.” in lieu thereof.

B. By the addition of the following Section 9.09 to Article 9:

Section 9.09. Tenant’s failure to obtain or maintain all insurance required under this Article 9 shall be a material breach of this Lease for which Landlord shall be entitled to full and complete indemnity for all liability, costs and expenses, including any incurred in any action or proceeding by Landlord or its insurance carrier as a result of Tenant’s breach. Tenant’s obligation to provide full and complete indemnity under this Section 9.09 shall be absolute and without regard to fault in the underlying incident and shall be triggered solely by Tenant’s failure to procure such insurance for the protection of Landlord and any of the other insured parties required under this Article 9. In the event that Tenant fails to obtain and maintain the insurance required under this Article 9, Landlord shall have the option (but shall not be required) to purchase any such insurance and to charge Tenant for the cost of substitute insurance in the form of additional rent. The purchase by Landlord of any such insurance shall not be or be deemed to be a waiver by Landlord or a cure of the default by Tenant to obtain and maintain insurance. Tenant shall reimburse Landlord for any such costs, together with interest at the Interest Rate until so reimbursed, within ten (10) days after written demand therefor. The rights and remedies provided for in this Section 9.09 shall not limit or impair any other rights, remedies or damages available to Landlord under this Lease or otherwise.

C. By inserting the following Article 43 entitled “Financial Statements”:

ARTICLE 43

FINANCIAL STATEMENTS

Section 43.01 Tenant shall furnish to Landlord, annually, within one hundred twenty (120) days of the close of Tenant’s fiscal year a written financial statement for Tenant, and for each guarantor, for the immediately preceding fiscal year. Such statement shall be prepared by an independent certified public accountant in such detail as shall be customary therefor and in accordance with generally accepted accounting principles (or such other recognized accounting method, including, without limitation, the method used by Tenant, and each guarantor, as the case may be, as the basis of accounting for income tax purposes) consistently applied. Landlord hereby agrees that for so long as Tenant is a publicly traded company, Tenant shall be deemed to have satisfied the requirements of this Article 43 by delivery of Tenant’s 10K Statement to Landlord.

D. With respect to Article 42 (entitled “Tenant’s Extension Option”) the parties hereby agree that such option shall remain in effect during the Term, as extended hereby, with the understanding that whenever the term “original Expiration Date” is used therein, such term shall be deemed to mean the Expiration Date referred to in Paragraph 2 hereof. Additionally, in the last sentence of Section 42.01 the reference to “items of additional rent and escalation which shall remain payable on the terms herein set forth” shall be deemed to refer to those items of additional rent and escalation as amended by Paragraph 4 hereof.

6. The parties hereto agree that SageGroupAssociates (a division of Sage Realty Corporation) and Newmark & Company Real Estate Inc. (collectively, the “Brokers”) were the only brokers which negotiated and brought about this transaction, and Landlord agrees to pay the Brokers a commission therefor as per separate agreements. Tenant represents and warrants that it has not dealt with any broker other than the Brokers, and Tenant agrees to indemnify and save Landlord harmless from and against any claims made by other brokers claiming to have dealt with Tenant.

7. Tenant acknowledges and agrees that it is currently in possession of the Demised Premises and Tenant agrees that it shall remain in possession of the Demised Premises in its “as-is” condition” as of the date hereof and except as specifically set forth in Paragraph 3B hereof, Landlord shall have no obligation to perform any work, furnish any materials, or give Tenant any rent credit or work allowance or any sum of money in connection with the Demised Premises and except as specifically set forth in Paragraph 3B hereof, this First Amendment of Lease.

8. It is expressly understood and agreed that, pursuant to this First Amendment of Lease, the Term of the Lease is extended for a ten (10) year period only. Any further extension of the Term of the Lease, if the parties hereafter shall agree to same, shall be by written agreement between the parties hereto and any such agreement shall not be binding upon Landlord unless same is fully executed and unconditionally delivered by Landlord and Tenant.

9. Tenant warrants and represents that as of the date hereof, to the best of its knowledge, Landlord has performed all of its obligations under the Lease. Landlord warrants and represents that as of the date hereof, to the best of its knowledge, Tenant has performed all of its obligations under the Lease.

10. Except as modified by this First Amendment of Lease, the Lease and each of the covenants, terms and conditions set forth therein are and shall remain in full force and effect and are hereby ratified, confirmed and approved.

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this First Amendment of Lease as of the day and year first above written.

SAGE REALTY CORPORATION,
as Agent

By:	/s/ Robert Kaufman
Landlord

MEDALLION FINANCIAL CORP.

By:	/s/ Alvin Murstein CEO